                                                                    Exhibit 99.1
                 SMSC REPORTS SECOND QUARTER FISCAL 2005 RESULTS

Hauppauge, NY - September 20, 2004 - SMSC (Nasdaq: SMSC) today announced that revenues for the second quarter ended August 31, 2004 were $50.2 million, in line with the Company's estimate announced on August 17, 2004, and approximately 4% higher than revenues of $48.3 million in the second quarter of fiscal 2004.

Gross profit percentage on total revenues was 47.6% for the second quarter of fiscal 2005, compared to 44.5% in the previous year's second quarter. Gross profit percentage on product sales was 44.4% in this year's second quarter as compared to 44.2% a year ago.

Research and development expenses for the second quarter were $11.2 million, compared to $9.3 million in the year-ago quarter, and selling, general and administrative expenses were $11.9 million, compared to $10.0 million in last year's second quarter. The year-over-year increases in operating expenses primarily reflect investments in engineering and marketing personnel to support future revenue growth, litigation costs and tooling costs for new product developments.

Operating income in the second quarter of fiscal 2005 was $0.6 million as compared to $1.9 million in the year-ago period. Second quarter net income was $0.9 million, or $0.05 per share, compared to $1.5 million, or $0.08 per share, in the second quarter of fiscal 2004.

Cash and liquid investments at August 31, 2004 were $182.0 million, an increase of $12.3 million from $169.7 million at May 31, 2004. Tax refunds totaling $6.9 million contributed to the increase in cash and liquid investments in the quarter. Inventories at August 31, 2004 totaled $27.8 million and remain appropriate relative to expected demand. The Company has no bank debt, and book value per share was $14.47 as of August 31, 2004.

"As announced on August 17th, SMSC's second quarter revenues were below normal seasonal patterns resulting from a general slowdown in orders across our businesses, particularly in PC I/O products, as ODMs rebalanced excess inventories," said Steven J. Bilodeau, Chairman and Chief Executive Officer. "However, based on current customer demand, we expect third quarter product revenues to show sequential growth."

Mr. Bilodeau added, "Looking at second quarter revenues compared to last year, networking and connectivity products produced strong growth of over 50% and 80%, respectively. In addition, non-PC I/O revenues contributed 41% of total second quarter product sales, as SMSC continues to execute on its goal of diversifying its product portfolio.

"During the second quarter, SMSC introduced two 'industry first' products with its USB2.0 2-port hub for portable and integrated applications, as well as its suite of integrated industrial-temperature embedded I/O controllers. Also, early in September, SMSC announced a comprehensive line of USB2.0 hubs, USB2.0 card reader, USB2.0 PHY, mobile super I/O and embedded ethernet controllers for a wide range of consumer and commercial connectivity solutions. Our commitment to driving product innovation, as evidenced in these recent introductions, should serve us well in our diversification goal as we target a broader range of markets."

Business Outlook:

For the third quarter of fiscal 2005, SMSC expects revenues to be between $54 million and $57 million, representing a sequential increase in revenues of approximately 11%, at the midpoint of that range. Gross profit percentage is expected to be between 45% and 46%, reflective of product mix and a slowing of cost reductions due to tightened supply constraints. Research and development expenses are expected to be between $10.5 million and $11.5 million, and selling, general and administrative expenses are expected to be between $11 million and $12 million. Amortization of acquired intangibles is expected to be approximately $0.3 million. Due to higher interest income caused by the increased cash balance and a change in the mix of taxable and non-taxable investments, interest income is expected to be approximately $0.7 million. The effective tax rate is estimated to be between 26% and 27%, and the Company expects third quarter net income to be between $0.10 and $0.14 per share.

About SMSC:

Many of the world's most successful global technology companies rely upon SMSC as a go-to resource for integrated circuits and semiconductor system solutions that span analog, digital and mixed-signal technologies. SMSC delivers products that solve the challenges of space, cost and time-to-market for high-speed computing, connectivity and embedded networking applications.

SMSC addresses computing, communications and consumer electronics markets through leading positions in Input/Output and non-PCI Ethernet products; innovations in USB 2.0 and other high-speed serial solutions; and integrated networking products employed in a broad range of applications. Leveraging substantial intellectual property and a comprehensive global infrastructure, SMSC thrives at the intersection of silicon, software and customized OEM applications.

SMSC is based in Hauppauge, New York with operations in North America, Taiwan, Japan, Korea, China and Europe. Engineering design centers are located in Arizona, New York and Texas. Additional information is available at www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC, consumer electronics and embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and the Company may not necessarily inform, or be required to inform, investors of such changes. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

SMSC is a registered trademark of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:
Carolynne Borders
Director of Corporate Communications
SMSC
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                                               Three Months Ended                       Six Months Ended
                                                                    August 31,                             August 31,
                                                        ---------------------------------     -----------------------------------

                                                             2004               2003              2004               2003
                                                             ----               ----              ----               ----
Sales and revenues:
Product sales                                          $       47,233     $       47,961    $       97,585     $       90,449
Intellectual property revenues                                  2,924                328             5,625                561
---------------------------------------------------------------------------------------------------------------------------------
                                                               50,157             48,289           103,210             91,010

Cost of goods sold                                             26,260             26,783            52,645             48,842
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Gross profit                                                   23,897             21,506            50,565             42,168

Operating expenses (income):
Research and development                                       11,220              9,280            22,082             18,381
Selling, general and administrative                            11,852              9,965            23,704             19,478
Amortization of intangible assets                                 266                317               583                677
Gains on real estate transactions                                   -                  -                 -             (1,444)
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Income from operations                                            559              1,944             4,196              5,076

Interest income                                                   556                391             1,022                834
Other expense, net                                                 (6)                (9)              (38)              (745)
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Income before provision for income taxes
  and minority interest                                         1,109              2,326             5,180              5,165

Provision for income taxes                                        214                785             1,373              1,680

Minority interest in net income of subsidiary                       -                 35                 -                 96
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Income from continuing operations                                 895              1,506             3,807              3,389

Loss from discontinued operations (net of income tax
  benefits of $14 and $106)                                         -                (26)                -               (190)
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Net income                                             $          895     $        1,480    $        3,807     $        3,199
=================================================================================================================================


Basic net income per share:
  Income from continuing operations                    $         0.05     $         0.09    $         0.21     $         0.20
  Loss from discontinued operations                                 -                  -                 -              (0.01)
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  Basic net income per share                           $         0.05     $         0.09    $         0.21     $         0.19
=================================================================================================================================

Diluted net income per share:
  Income from continuing operations                    $         0.05     $         0.08    $         0.20     $         0.19
  Loss from discontinued operations                                 -                  -                 -              (0.01)
---------------------------------------------------------------------------------------------------------------------------------

  Diluted net income per share                         $         0.05     $         0.08    $         0.20     $         0.18
=================================================================================================================================

Weighted average common shares outstanding:
  Basic                                                        18,308             16,863            18,278             16,830
  Diluted                                                      19,169             17,859            19,482             17,643

The sum of the income (loss) per share amounts may not total due to rounding.

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)



                                                   August 31,   February 29,
                                                     2004          2004
                                                     ----          ----
Assets
Current assets:
  Cash and cash equivalents                       $ 159,524     $ 135,161
  Short-term investments                             13,835        23,136
  Accounts receivable, net                           27,747        21,946
  Inventories                                        27,849        23,162
  Deferred income taxes                              13,435        15,064
  Other current assets                                3,314         8,549
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       Total current assets                         245,704       227,018
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Property, plant and equipment, net                   24,299        23,430
Long-term investments                                 8,600        15,600
Goodwill                                             29,435        29,595
Intangible assets, net                                4,115         4,697
Deferred income taxes                                 6,784         6,493
Other assets                                          3,327         3,192
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                                                  $ 322,264     $ 310,025
==========================================================================

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                $  19,022     $  14,679
  Deferred income on shipments to distributors       12,858         7,972
  Accrued expenses, income taxes and other
   liabilities                                       11,113        13,168
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        Total current liabilities                    42,993        35,819
--------------------------------------------------------------------------

Other liabilities                                    12,143        12,104

Shareholders' equity:
  Preferred stock                                        -             -
  Common stock                                        2,030         2,019
  Additional paid-in capital                        184,023       181,830
  Retained earnings                                 102,817        99,010
  Treasury stock, at cost                           (23,799)      (23,454)
  Deferred stock-based compensation                  (2,573)       (1,962)
  Accumulated other comprehensive income              4,630         4,659
--------------------------------------------------------------------------

        Total shareholders' equity                  267,128       262,102
--------------------------------------------------------------------------

                                                  $ 322,264     $ 310,025
==========================================================================